Exhibit 10.1

COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS

The table below provides information regarding the 2008 actual cash bonus amount and the 2009 base salary and target cash bonus amount for each “named executive officer” of Exelixis, Inc.

Named Executive Officer	2008 Actual Cash Bonus(1)	2009 Annual Base Salary	2009 Target Cash Bonus (% of 2009 Base Salary)
George Scangos (principal executive officer)	$255,000	$850,000	60%
Michael Morrissey	$121,157	$484,629	50%
Frank Karbe (principal financial officer)	$92,689	$411,950	45%
Pamela Simonton	$90,112	$372,128	45%
Gisela Schwab	$90,956	$404,250	45%

(1)	To be paid in March 2009.